Exhibit 3.1

Article of Incorporation

rYojbaba Co., Ltd.

Articles of Incorporation of rYojbaba Co., Ltd.

Chapter1 General Provisions

(Trade Name)

Article 1 The name of the Company shall be rYojbaba Co., Ltd.

(Purpose)

Article 2 The purpose of the Company shall be to engage in the following businesses:

1. The following businesses for Japanese and foreign companies:

A) Legal affairs and labor consulting

B) Coordination of books related to legal affairs and labor affairs

C) Surveys on legal affairs and labor affairs, construction of various schemes and planning, and construction of company systems

D) Management diagnosis and comprehensive guidance

E) Undertaking various work related to document preparation, dispatch, and other document affairs

F) Construction of personnel evaluation operations

G) Legal and labor consulting for overseas expansion

2. Consulting business for health insurance associations

3. Consulting services for labor unions

4. Fee-charging employment placement business

5. Worker Dispatching Business

6. In accordance with the Immigration Control and Refugee Recognition Act,

All implementation projects of the foreign national support plan for specified skilled workers (i), commissioned by the organization to which the Specified Skilled Worker’s Center belongs.

7. Consultation, advice, education and training services for foreign trainees, technical intern trainees, specified skilled workers, etc.

8. Salary Consulting Business

9. Planning, design, development, manufacturing, sales, licensing, maintenance, management, leasing, export and import, and intermediary businesses relating to the following:

Export and import, and intermediary businesses

B) Various programs related to artificial intelligence

B) Various systems, software, and Internet websites

C) Electronic money and other electronic value information

10. Collection, verification, and utilization for Big Data

11. Solution development and proposal business using owned big data

12. Acquisition, use, management, transfer, licensing, and intermediation of copyrights, neighboring rights, industrial property rights, and other intangible property rights and know-how

13. Planning, production and management of advertising, publicity and publishing

14. Leasing, leasing, sale and purchase (including installment sales), and maintenance of various movable assets

15. Money lending business, sale and purchase of various claims, third-party payment, guarantee and underwriting of obligations, and other financial businesses

16. Operation of chiropractic and massage salons

17. Schools and seminars on chiropractic and massage techniques, salon management

18. Planning, production and sale of teaching materials relating to the preceding item

19. Development and sale of health appliances, medical appliances and beauty appliances

20. Sale of drugs, quasi-drugs, cosmetics, etc.

21. Operation of osteopathic clinics

22. Operation of acupuncture clinics

23. Operation of fitness clubs

24. Guidance and training of franchise chain stores

25. Any and all consulting business incidental to the above items.

26. Any and all businesses incidental to the above items

(Location of Head Office)

Article 3 The head office of the Company shall be located in Fukuoka City.

(Method of Public Notice)

Article 4. Public notices of the Company shall be published in electronic form. Provided, however, that in cases where electronic public notice is not possible due to unavoidable circumstances, public notices shall be published in the Official Gazette.

(Establishment of Administrative Organs)

Article 5. The Company shall have the following organizations in addition to the General Meeting of Shareholders and Directors.

(1) Board of Directors

(2) Corporate Auditors

(3) Board of Corporate Auditors

Chapter 2. Shares

(Total Number of Authorized Shares)

Article 6 The total number of shares authorized to be issued by the Company shall be 40 million.

(Non-Issuance of Share Certificates)

Article 7. No share certificates shall be issued for the shares of the Company.

(Administrator of Shareholder Registry)

Article 8. The Company shall have a shareholder register administrator.

(2) The shareholder register administrator and his / her office shall be determined by a resolution of the board of directors.

(3) The preparation and maintenance of the shareholder registry and the share option registry of the Company and other administrative work related to the shareholder registry, etc. shall be entrusted to the shareholder registry administrator and shall not be handled by the Company.

(4) The Shareholder Registry of the Company shall be kept at the business office of the Shareholder Registry Administrator.

(Record Date)

Article 9. The Company shall deem the shareholders entitled to exercise their voting rights at the Ordinary General Meeting of Shareholders for the relevant fiscal year to be the shareholders entitled to exercise their voting rights who are entered or recorded in the final shareholder registry as of the last day of each fiscal year.

(2) If it is necessary in addition to what is provided for in the preceding paragraph, the record date may be temporarily determined by giving public notice in advance by a resolution of the board of directors.

(Share Handling Rules)

Article 10. The handling and fees relating to the shares and stock acquisition rights of the Company shall be governed by the Share Handling Rules determined by the Board of Directors, in addition to the provisions of laws and regulations or the Articles of Incorporation.

Chapter 3 General Meeting of Shareholders

(Convocation)

Article 11 An ordinary general meeting of shareholders shall be convened within three (3) months after the end of each business year, and an extraordinary general meeting of shareholders may be convened whenever necessary.

(2) A general meeting of shareholders of the Company may be held at any place.

(Convener and Chairperson)

Article 12 Unless otherwise provided for in laws and regulations, a general meeting of shareholders shall be convened by the President by a resolution of the Board of Directors. Provided, however, that if the President and Representative Director is unable to attend the meeting, another Director shall convene the meeting in accordance with the order determined in advance by the Board of Directors.

(2) The President shall be the chairperson of the General Meeting of Shareholders. Provided, however, that if the President and Chief Executive Officer is unable to attend to his / her duties, another Director shall act as Chairman in accordance with the order determined in advance by the Board of Directors.

(Electronic Provision Measures, etc.)

Article 13 The Company shall provide the information contained in the Reference Documents for the General Meeting of Shareholders, etc. electronically at the time of the convocation of the General Meeting of Shareholders.

(2) The Company shall not be required to state all or part of the matters prescribed by the applicable Ordinance of the Ministry of Justice among the matters for which the Electronic Provision Measures are taken in the documents to be delivered to the shareholders who made the Request for Document Delivery by the Record Date for Voting Rights.

(Method of Resolution)

Article 14 Unless otherwise provided for in laws and regulations or the Articles of Incorporation, a resolution of a general meeting of shareholders shall be made by a majority of the votes of the shareholders present at the meeting who are entitled to exercise their votes.

(2) The resolution to be adopted pursuant to the provisions of Article 309, paragraph (2) of the Companies Act shall be adopted by at least two-thirds of the voting rights of the shareholders present at the meeting where the shareholders holding at least one third of the voting rights of the shareholders who are entitled to exercise voting rights are present.

(Proxy Voting)

Article 15 A shareholder may exercise his / her voting rights by appointing another shareholder of the Company who has voting rights as his / her proxy.

(2) In the cases provided for in the preceding paragraph, shareholders or proxies shall submit to each shareholders meeting a document certifying the authority of proxy.

(Minutes of Shareholders Meetings)

Article 16 The minutes of the General Meeting of Shareholders shall describe or record a summary of the proceedings of the meeting, the results thereof, and other matters prescribed by laws and regulations.

(2) The original of the minutes of the General Meeting of Shareholders shall be kept at the head office for ten (10) years from the day of the resolution, and a copy thereof shall be kept at a branch office for five (5) years.

Chapter 4 Directors, Representative Directors and Board of Directors

(Number of Directors)

Article 17 The Company shall have three (3) or more and seven (7) or less Directors.

(Election of Directors)

Article 18 The resolution of the general meeting of shareholders to elect directors shall be adopted by a majority of the votes of the shareholders present at the meeting where the shareholders holding one third (1 / 3) or more of the voting rights of the shareholders entitled to exercise voting rights are present.

(2) Cumulative voting shall not be used for the resolution of the election of Directors.

(Directors’ Terms of Office)

Article 19 The term of office of Directors shall expire at the conclusion of the annual shareholders meeting for the last business year ending within two (2) years after their election.

(Appointment of Representative Directors and Directors with Executive Roles)

Article 20. Representative Directors shall be determined by resolution of the Board of Directors.

(2) The Company may appoint one (1) President from among the Representative Directors by resolution of the Board of Directors, and Executive Vice Presidents, Senior Managing Directors and Managing Directors may be appointed from among the Directors.

(Convocation and Chairperson of Board of Directors Meetings)

Article 21 Unless otherwise provided for in laws and regulations, meetings of the Board of Directors shall be convened and chaired by the President and CEO. In the event that the President and Representative Director is unable to attend to his / her duties, the President and Representative Director shall convene a meeting of the Board of Directors on behalf of the President and Representative Director in the order determined in advance by

(2) The notice of convocation of the Board of Directors’ meeting shall be dispatched to each Director and Audit & Supervisory Board Member no later than three (3) days prior to the day of the meeting. However, this period may be shortened in case of emergency.

(3) A board of directors meeting may be held without the procedures of calling if the consent of all directors and Corporate Auditors is obtained.

(Method of Resolution)

Article 22 Resolutions of the Board of Directors shall be made by a majority of the Directors present at the meeting where the majority of the Directors who are entitled to participate in the vote are present.

(Omission of Resolutions of Board of Directors Meetings)

Article 23 When the requirements of Article 370 of the Companies Act are satisfied, the Company shall deem that a resolution of the Board of Directors has been made.

(Minutes of Board of Directors Meetings

Article 24 Minutes shall be prepared pursuant to the provisions of the applicable Ordinance of the Ministry of Justice with respect to the business of the Board of Directors meeting, and the Directors and Audit & Supervisory Board Members present at the meeting shall affix their signatures, names and seals, or Electronic Signatures thereto.

(2) The minutes of the meeting of the Board of Directors shall be kept at the head office for ten (10) years from the day of the meeting of

(Board of Directors Regulations)

Article 25 Matters concerning the Board of Directors shall be governed by the Regulations of the Board of Directors established by the Board of Directors, in addition to laws and regulations or these Articles of Incorporation.

(Remuneration for Directors)

Article 26 Remuneration, bonuses, and other financial benefits to be received from the Company as consideration for the execution of duties by Directors (hereinafter referred to as “Remuneration, etc.”) shall be determined by resolution of the General Meeting of Shareholders.

(Exemption from Liability of Directors)

Article 27 Pursuant to Article 426, Paragraph 1 of the Companies Act, the Company may, by a resolution of the Board of Directors, exempt directors (including former directors) from liability for damages due to negligence of their duties to the extent permitted by law.

(2) Pursuant to Article 427, Paragraph 1 of the Companies Act, the Company may enter into an agreement with its directors (excluding those who are executive directors, etc.) to limit their liability for damages for negligence of their duties. However, the maximum amount of liability based on such contract shall be the minimum liability limit stipulated by laws and regulations.

Chapter 5 Corporate Auditors and Board of Corporate Auditors

(Number of Corporate Auditors)

Article 28 The Company shall have not less than three (3) and not more than five (5) Corporate Auditors.

(Appointment of Corporate Auditors)

Article 29 A resolution of a general meeting of shareholders to elect Corporate Auditors shall be adopted by a majority of the votes of the shareholders present at the meeting where the shareholders holding one third (1 / 3) or more of the voting rights of the shareholders who are entitled to exercise voting rights are present.

(Term of Office of Corporate Auditors)

Article 30 The term of office of Corporate Auditors shall continue until the conclusion of the annual shareholders meeting for the last business year ending within four (4) years from the time of their election.

(2) The term of office of a Corporate Auditor who is elected as a substitute shall be until the expiration of the term of office of the Corporate Auditor who retired from office.

(Full-time Corporate Auditors)

Article 31 The Board of Corporate Auditors shall appoint full-time Corporate Auditors from among the Corporate Auditors by its resolution.

(Convocation of Board of Corporate Auditors Meetings)

Article 32 A convocation notice for a meeting of the Board of Corporate Auditors shall be issued to each Corporate Auditor no later than three (3) days prior to the day of the meeting. Provided, however, that this period may be shortened when there is an urgent necessity.

(2) A board of Corporate Auditors meeting may be held without the procedures of calling if the consent of all Corporate Auditors is obtained.

(Method of Resolution)

Article 33 Unless otherwise provided for in laws and regulations, resolutions of the Board of Corporate Auditors shall be made by a majority of the Corporate Auditors.

(Minutes of Board of Corporate Auditors Meetings

Article 34 Minutes of the meeting of the Board of Corporate Auditors shall be prepared pursuant to the provisions of the applicable Ordinance of the Ministry of Justice, and the Corporate Auditors present at the meeting shall affix their signatures, names and seals, or Electronic Signatures thereto.

(Board of Corporate Auditors Regulations)

Article 35 Matters concerning the Board of Corporate Auditors shall be governed by laws and regulations or these Articles of Incorporation, as well as the Regulations of the Board of Corporate Auditors established by the Board of Corporate Auditors

(Remuneration for Corporate Auditors)

Article 36 Remunerations for Corporate Auditors shall be determined by resolution of a general meeting of shareholders.

(Exemption from Liability of Corporate Auditors)

Article 37 Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company may, by resolution of the Board of Directors, exempt Corporate Auditors (including former Corporate Auditors) from liability for damages arising from negligence of their duties to the extent permitted by laws and regulations.

2. Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, the Company may enter into an agreement with Corporate Auditors to limit their liability for damages arising from negligence of their duties. Provided, however, that the maximum amount of liability for damages under such agreement shall be the minimum liability amount prescribed by laws and regulations.

Chapter 6 Accounting

(Business Year)

Article 38 The business year of the Company shall be from January 1 to December 31 of the same year.

(Dividends of Surplus)

Article 39 The Company shall determine the matters specified in each item of Article 459, Paragraph 1 of the Companies Act, such as dividends of surplus, by resolution of the Board of Directors without resolution of the General Meeting of Shareholders, unless otherwise provided for in laws and regulations.

(Record Date for Dividends of Surplus)

Article 40 The record date for year-end dividends of the Company shall be December 31 of each year.

(2) The record date for the interim dividend of the Company shall be June 30 of each year.

(3) In addition to what is provided for in the preceding two paragraphs, dividends of surplus may be paid by specifying a record date.

(Period of Exclusion for Liquidating Distribution)

Article 41 If dividends (including interim dividends) are not received within three (3) full years from the date of payment thereof, the Company shall be exempted from the obligation of payment thereof.

2. Dividends shall bear no interest.